Exhibit 3.8

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

VALVOLINE LICENSING AND INTELLECTUAL PROPERTY LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Valvoline Licensing and Intellectual Property LLC (the “Company”), effective as of August 2, 2016, is entered into by Valvoline US LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

WHEREAS, The Member formed the Company as a limited liability company on March 14, 2016 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”);

WHEREAS, effective June 2, 2016, the Member contributed 100% of the outstanding membership interests in the Company to Ashland Licensing and Intellectual Property LLC, Limited Liability Company formed under the laws of the State of Delaware (“ALIP”);

WHEREAS, effective August 2, 2016, the ALIP contributed 100% of the outstanding membership interests in the Company to Ashland Inc., a Corporation formed under the laws of the Commonwealth of Kentucky (“Ashland”);

WHEREAS, effective August 2, 2016, Ashland contributed 100% of the outstanding membership interests in the Company back to the Member.

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

1. Name; Separate Existence. The name of the Company is Valvoline Licensing and Intellectual Property LLC, The Company shall be, and shall hold itself out to the public as, a legal entity separate and distinct from the Member and from any other entity.

2. Registered Office. The location of the principal office of the Company shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other location as the Member may from time to time designate.

3. Purpose of Company. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

4. No Commingling of Funds. The Company shall not commingle the funds and other assets of the Company with those of the Member or of any other person or entity; provided, however, that funds of the Company may be transferred to the Member under a policy to commonly deposit and invest funds if records are maintained that accurately reflect which of such funds are the funds of the Company.

5. Term. The term of the Company shall continue indefinitely, unless the Company is dissolved and terminated in accordance with Section 14.

6. Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash, property, or services to the capital of the Company when the Member determines that additional capital is required or advisable to preserve, maintain, or expand the business of the Company, but shall have no obligation to do so.

7. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

8. Membership Interests; Certificates. The Member owns 100% of the membership interests in the Company. The Company will not issue any certificates to evidence ownership of the membership interests.

9. Management. The business, operations, and affairs of the Company shall be managed solely and exclusively by the Member. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement. Any action taken by the Member shall constitute the act of and to serve to bind the Company.

10. Officers. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer” and collectively, the “Officers”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. The Officers of the Company are:

Jarred M. Tucker	President
Jason L. Thompson	Vice President and Treasurer
Lynn P. Freeman	Vice President and Assistant Treasurer
Nicolas H. Schmelzer	Vice President
Sarah M. Love	Secretary

11. Indemnification. To the fullest extent permitted under the Act, the Member and Officers shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys’ fees) whatsoever incurred by the Member and Officers relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member and Officers on behalf of the Company; provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

12. Limitation of Liability. To the fullest extent permitted under the Act, the Member and Officers shall not be liable for any debts, obligations, or liabilities of the Company, whether arising in tort, contract, or otherwise, solely by reason of being a Member or Officer.

13. Tax Status; Income and Deductions.

(a) Tax Status. It is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

14. Dissolution; Liquidation.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

15. Amendments. Amendments to this Agreement may be made only with the written consent of the Member.

16. Severability. If any provision of this Agreement shall be declared to be invalid, illegal, or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

17. Governing Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Delaware.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first written above.

MEMBER:

VALVOLINE US LLC

By:	/s/ Julie M. O’Daniel
Name:	Julie M. O’Daniel
Title:	President